EXHIBIT 23.2

               Notice Regarding Consent of Arthur Andersen LLP

     In August 2002, Thomas Nelson, Inc. announced that the Board of Directors ended the engagement of Arthur Andersen LLP as the Registrant's independent public accountants. The Registrant subsequently engaged KPMG LLP to serve as the Registrant's independent auditors for the fiscal year ended March 31, 2003. For more information, see the Registrant's current report on Form 8-K, dated August 9, 2002.

     The Registrant's Form 10-K for the fiscal year ended March 31, 2003, which is incorporated by reference into this Registration Statement, contains consolidated financial statements for fiscal years ended March 31, 2001 and March 31, 2002, that were audited by Arthur Andersen LLP. After reasonable efforts, and because of Arthur Andersen LLP's ceasing of operations, the Registrant has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into this Registration Statement of Arthur Andersen LLP's reports on the Company's consolidated financial statements and related financial statement schedules for each of the two years ended March 31, 2002.

     Accordingly, the Company has omitted Arthur Andersen LLP's consent in reliance upon Rule 437a under the Securities Act of 1933, which permits the Company to dispense with the requirement to file the written consent of Arthur Andersen LLP under the circumstances.

     Arthur Andersen LLP has not consented to the incorporation of their reports in this Registration Statement. Therefore, with respect to transactions in the Company's securities pursuant to this Registration Statement, Arthur
Andersen LLP will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of a material fact contained in the Company's consolidated financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those consolidated financial statements and thus no claim could be asserted against Arthur Andersen LLP under Section 11(a) of the Securities Act. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's original audit report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.